Exhibit 10.2

INFINITY PROPERTY & CASUALTY CORPORATION

AMENDED AND RESTATED

2008 PERFORMANCE SHARE PLAN (“PLAN”)

OBJECTIVES

•	To reward key employees of Infinity proportionately with the degree to which Infinity’s performance objectives are met

•	To attract, motivate and retain achievement-oriented employees by providing a capital accumulation opportunity tied to achievement of Infinity’s long-term performance objectives

GENERAL PLAN FEATURES

Participation in the Plan shall be through the award of Performance Share Units. The Compensation Committee shall determine the award of the Performance Share Units to Infinity’s Named Executive Officers. Awards to all other employees shall be approved by the Compensation Committee, after consultation with the Chief Executive Officer and any other officer of the Company as determined by the Compensation Committee. Notwithstanding anything above to the contrary, only employees who are members of a select group of management or highly compensated employees (a “top hat” group), as defined in Employee Retirement Income Security Act of 1974 (“ERISA”), may be participants in the Plan. In no event shall the aggregate number of shares of common stock distributed through the conversion of Performance Share Units under this Plan exceed five hundred thousand (500,000).

General guidelines for the selection of participants will include, but not be limited to, the following:

(a)	Involvement and contribution of the individual in the planning, setting and/or accomplishing of the Company’s performance objectives.

(b)	Demonstrated ability of the individual to establish and/or effectively carry out plans to accomplish the Company’s performance objectives.

(c)	Demonstrated capability of the individual to make decisions and/or perform actions to effectively accomplish the Company’s performance objectives.

After the end of the three (3) year life of each Performance Measurement Cycle (defined herein), Performance Share Units shall convert to shares of common stock, and each conversion shall be based on a pre-established valuation, calculation and payment schedule (a “Performance Compensation Matrix”). The number of shares of common stock issued in exchange for Performance Share Units shall be based on the achievement of “Performance Component Targets,” which may include but are not limited to, combined ratio, premium growth, including growth within certain specific geographical areas, earnings per share, return on equity, or any other criteria established by the Compensation Committee during the Performance Measurement Cycle.

DEFINITIONS

Award Value shall mean, with respect to any participant in the Plan, a number of shares to be distributed to the participant following the Termination Date.

Change in Control shall mean the occurrence of either a “Change in the Ownership of the Company” or a “Change in the Effective Control of the Company” as those two terms are defined below:

(i) Change in the Ownership of the Company: Any one person, or more than one person acting as a group (as defined in Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition.

(ii) Change in the Effective Control of the Company:

(A) Any one person, or more than one person acting as a group (as determined under Treasury Regulations Section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the Company; provided, that if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of the Company; or

(B) A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

The foregoing definitions of Change in Control shall be interpreted in accordance with the requirements of Treasury Regulations Section 1.409A-3(i)(5).

Commencement Date shall mean January 1 of any year in which an award of Performance Share Units is made.

Disability shall mean the failure of the participant to render services to the Company for a continuous period of six (6) months because of the participant’s physical or mental disability or illness.

Named Executive Officer shall mean the principal executive officer, the president, the principal financial officer, the principal accounting officer, the principal operating officer and any other executive officer for whom compensation disclosure was required in the Company’s most recent filing with the Securities and Exchange Commission pursuant to Item 402 of Regulation S-K.

Performance Measurement Cycle shall mean any three (3) year period beginning upon a Commencement Date and ending upon the corresponding Termination Date.

Plan Year shall mean each calendar year within a three (3) year Performance Measurement Cycle beginning on the Commencement Date and ending on the Termination Date.

Retirement shall mean the termination of employment of an employee who is at least 65 years of age, or 55 years of age with at least ten years of employment with the Company and/or a wholly-owned subsidiary of the Company.

Termination Date shall mean December 31 of the third calendar year from the Commencement Date.

COMMENCEMENT DATE, TERM AND RESULTS COVERED

Each three (3) year Performance Measurement Cycle will commence as of the Commencement Date and terminate on the Termination Date.

CONVERSION AND PLAN PAYOUTS

The amount of stock distributed under the Plan upon conversion of the Performance Share Units shall be determined under the Performance Compensation Matrix. Interpolation will be used to determine payments for performance results that fall between the points on the Performance Compensation Matrix. On the 15th day (or the next following business day) of the fourth month following the Termination Date, the vested Performance Share Units shall convert to shares of common stock and be distributed by the Company to participants.

SPECIAL PAYOUT RULE FOR CHANGE IN CONTROL

Notwithstanding the general payout rule described in the Conversion and Plan Payouts section above, payout of the Award Value of a participant’s Performance Share Units upon the occurrence of a Change in Control shall be made as follows:

(i) The Award Value shall be pro-rated based on the amount of days that have passed in the Performance Measuring Cycle as of the date of the occurrence of the Change in Control.

(ii) The Award Value so determined, and expressed as a number of shares of common stock of the Company, shall then be converted to an equivalent cash value, using the closing price for such common stock on the date of the occurrence of the Change in Control.

(iii) The cash equivalent of the Award Value, as determined above, will then be paid to the participant on the 90th day (or next business day) following the date of the Change in Control.

VESTING

Performance Share Units issued under the Plan will vest as of the Termination Date only if the participant is actively employed on a full-time basis with the Company through the Termination Date and remains eligible to participate in the Plan as of the Termination Date. In the case of a participant’s death, Disability (resulting in a termination of employment), Retirement, involuntary termination of the participant’s employment without cause (as defined in the Involuntary Termination for Cause or Voluntary Termination of Employment section below) or a Change in Control (each referred to as a “Special Event”), a participant shall be vested in a pro-rated portion of their account as of the date of the Special Event.

The Award Value of a participant’s Performance Share Units will be calculated following the Termination Date. Award Values will be determined using calculations of the Performance Component Targets for the period from the Commencement Date to the Termination Date. In the case of participants who vested as a result of a Special Event, such calculation shall be on a pro-rated basis, as discussed in the Award Value on Occurrence of Special Event section below.

UNIT AWARDS

Each grant of Performance Share Units under this Plan will be evidenced by a written document, executed by the Chief Executive Officer (or by the Secretary in the case of a grant made to the Chief Executive Officer) and delivered to the participant (each a “Performance Share Agreement”), in the form set forth in Exhibit A, attached hereto, which shall include a copy of the Plan and specify the effective date of the grant, the number and type of Performance Share Units awarded, and be subject to, and incorporate by reference, the terms and conditions of the Plan (including the Performance Compensation Matrix).

AWARD VALUE ON OCCURRENCE OF SPECIAL EVENT

In the case of a Special Event, as defined above, and if such Special Event occurs at least one (1) year after the Commencement Date, the Award Value of a participant’s Performance Share Units shall be (i) calculated based on the performance of the Company as of the Plan Year closest in number of days to the date of termination (“Early Valuation Period”), and (ii) proportional to the Early Valuation Period. By way of example, if a participant is involuntarily terminated, without cause, on September 1 of the second Plan Year, and was awarded 30,000 Performance Share Units, his or her Performance Share Unit Award Value would be a share amount equal to two-thirds of his award (20,000) multiplied by the applicable percentage based on the Company’s achievement of its Performance Component Targets through the end of the second Plan Year.

INVOLUNTARY TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION OF EMPLOYMENT

If a participant’s employment is terminated involuntarily for cause (as hereafter defined), or voluntarily (except for Disability or Retirement) before the Termination Date, all rights of such participant under this Plan or in any Performance Share Units will terminate automatically (and without any compensation therefor), and such participant will forfeit all such rights and all unpaid benefits hereunder. For purposes hereof, “cause” shall have the meaning given in any binding agreement governing the material terms of such participant’s employment with the Company or, in the absence of any such agreement or provision, shall mean conduct of the participant that is grounds for termination under the Company’s Employee Handbook or other established Company guidelines or policies.

FEDERAL INCOME TAX CONSEQUENCES

The Plan is established with the intent of having any grant of Performance Share Units taxable to the participant for Federal income tax purposes only upon the participant’s receipt of payment upon the conversion of such Performance Share Units to stock. However, no IRS ruling will be requested by the Company as to the timing of the inclusion of the value of any Performance Share Units in the participant’s taxable income or as to any other possible Federal income tax consequences of the arrangement. Consequently, no assurances are or can be given by the Company as to such consequences. In addition, the state or local tax consequences pertaining to this arrangement may or may not differ from the Federal tax treatment. For this reason, participants are urged to review this arrangement carefully and consult their tax advisers with regard to the Federal, state or local tax consequences for their individual circumstances.

OTHER GENERAL PROVISIONS

Notwithstanding anything to the contrary herein or grant hereunder, the Compensation Committee shall have final authority to decide all questions and make all determinations regarding the implementation, operation, and interpretation of the Plan, and the decisions of the Compensation Committee shall be conclusive and binding on the Company, the participants and any person claiming under or through any of them.

The Plan is an unfunded compensation plan for a select group of management or highly compensated employees. The Plan shall be administered, interpreted and construed to carry out such intention, and any provision of the Plan that cannot be so administered, interpreted and construed shall, to that extent, be disregarded.

No provision of the Plan, nor any aspect of its operation or administration, nor any document delivered or executed pursuant to or describing the Plan, shall limit or restrict in any way the right of the Company to terminate the employment of any employee at any time with or without cause, or shall be construed to impose upon the Company any liability not expressly and specifically assumed by the Company under the Plan, whether for any forfeiture of Performance Share Units or rights under Performance Share Units, or any loss of eligibility for the future grant of Performance Share Units, or otherwise, that may result if the employment of any employee should be so terminated.

No rights under the Plan, contingent or otherwise, shall be assignable, alienable or subject to any encumbrance, pledge or charge of any nature, or be subject to any lien or to attachment, levy or execution, and no such rights shall be transferable other than by designation of a beneficiary or by will or the laws of descent and distribution.

The Company may withhold any taxes that the Company determines are required to be withheld from distributions or amounts payable under the Plan under the applicable laws or other regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign.

AMENDMENT AND TERMINATION

This Plan may at any time or from time to time be amended or terminated. No amendment, modification, or termination shall adversely affect the participant’s rights under this Plan. Notwithstanding the foregoing, any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred amounts theretofore earned by any participant. Any amendment or discontinuance must comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

To the extent applicable, this Plan shall be administered in compliance with Internal Revenue Code Section 409A.

EXHIBIT A

INFINITY PROPERTY AND CASUALTY CORPORATION

PERFORMANCE SHARE AGREEMENT

Infinity Property and Casualty Corporation (the “Company”), hereby awards to [INSERT NAME], (the “Employee”)                      Performance Share Units (“Performance Shares”) in accordance with and subject to the terms of the Infinity Property and Casualty Corporation 2008 Performance Share Plan (the “Plan”), a copy of which is attached hereto and made a part hereof, and of this Performance Share Agreement. All terms and conditions regarding the vesting and conversion of Performance Shares into shares of common stock of the Company are set forth in the Plan and in the Performance Compensation Matrix, attached hereto as Exhibit 1.

Except in the event of Employee’s death, the Performance Shares are non-transferable. Furthermore, the Employee shall not have any of the rights or privileges of a stockholder of the Company in respect of the Performance Shares unless and until such Performance Shares are converted into shares of common stock of the Company, pursuant to the terms and conditions of the Plan and Exhibit 1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the      day of             ,20    .

INFINITY PROPERTY AND CASUALTY CORPORATION

By:
Name:
Title:

I hereby accept the award of Performance Shares set forth above in accordance with and subject to the terms and conditions of this Performance Share Agreement and of the Plan and agree to be bound thereby.

Employee